Exhibit 5.1

January 11, 2021 Opendoor Technologies Inc. 1 Post Street, Floor 11 San Francisco, California 94104

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Tel: +1.202.637.2200 Fax: +1.202.637.2201

www.lw.com

FIRM / AFFILIATE OFFICES

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Chicago          Paris

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Frankfurt        San Francisco

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Los Angeles  Tokyo

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Milan

RE:	Opendoor Technologies Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Delaware counsel to Opendoor Technologies Inc., a Delaware corporation, which, prior to changing its jurisdiction of incorporation to the State of Delaware (the “Domestication”), was known as Social Capital Hedosophia Holdings Corp. II, a Cayman Islands company limited by shares, in connection with Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-4 (File No. 333-249302), initially filed with the (the “Company”) Securities and Exchange Commission (the “Commission”) on October 5, 2020, as amended and supplemented through the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the Domestication.

On December 18, 2020 (the “Effective Date”), the Company changed its jurisdiction of incorporation by effecting a deregistration under Article 206 of the Cayman Islands Companies Law and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication (the “Certificate of Domestication”) and a Certificate of Incorporation (as defined below), in each case, in respect of the Company with the Secretary of State of the State of Delaware (the “DE Secretary of State”). The Domestication was approved by the shareholders of the Company. Prior to the Domestication, the Company was named Social Capital Hedosophia Holdings Corp. II, and the Company changed its name to Opendoor Technologies Inc. In this opinion, we refer to the Company prior to the effectiveness in connection with the Domestication of the Domestication as “SCH.” Upon the Certificate of Domestication and the Certificate of Incorporation becoming effective under Section 103 of the DGCL (the “Effective Time”), among other things, pursuant to the Plan of Domestication (as defined below): (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), of SCH converted automatically, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of Opendoor Technologies (“Opendoor Technologies Common Stock”); (2) each of the then issued and outstanding redeemable warrants of SCH (the “SCH Warrants”) converted automatically into a redeemable warrant to acquire one share of Opendoor Technologies Common Stock (an “Opendoor Technologies Warrant”); and (3) each of the then issued and outstanding units of SCH that have not been previously separated into the underlying Class A ordinary shares and underlying SCH Warrants upon the request of the holder thereof (the “SCH Units”) were cancelled and entitled the holder thereof to one share of Opendoor Technologies Common Stock and one-third of one Opendoor Technologies Warrant.

January 11, 2021

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the proxy statement/prospectus contained therein, other than as expressly stated herein with respect to the Domestication.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining as to the effect on the subject transaction only of the federal laws of the United States, the internal  laws of the States of New York, and in numbered paragraphs 1-4, the DGCL, and we express no opinion with respect to the applicability to the opinions expressed herein, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

We have examined, among other things, the following: (i) the Registration Statement; (ii) the Certificate of Domestication; (iii) the Certificate of Incorporation of the Company filed with the DE Secretary of State on December 18, 2020 (the “Certificate of Incorporation”); (iv) the Bylaws adopted by the Company in connection with the Domestication; (v) the Warrant Agreement, dated April 27, 2020, between SCH and Continental Stock Transfer & Trust Company and (vi) an executed copy of the Plan of Domestication, filed as Exhibit 2.2 to the Registration Statement (the “Plan of Domestication”).

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1.	Prior to effecting the Domestication, SCH’s shareholders approved among other things the Domestication, the Certificate of Incorporation and By-Laws in compliance with the applicable laws of the Cayman Islands and in accordance with SCH’s organizational documents; and

2.	All other necessary action was taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication were obtained.

In our examination, we have assumed the genuineness of all signatures, including any endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.	Upon the filing of the Certificate of Domestication simultaneously with the Certificate of Incorporation with the DE Secretary of State, the Domestication became effective and the Company continued as a corporation incorporated under the laws of the State of Delaware.

2.	Upon the Effective Time, pursuant to the Plan of Domestication, each issued and outstanding Class A ordinary share automatically converted into one share of Opendoor Technologies Common Stock that was duly authorized by all necessary corporate action on the part of the Company and is be validly issued, fully paid and nonassessable.

3.	Upon the Effective Time, pursuant to the Plan of Domestication, each issued and outstanding SCH Warrant automatically converted into one Opendoor Technologies Warrant that was duly authorized by all necessary corporate action on the part the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

January 11, 2021

4.	Upon the Effective Time, pursuant to the Plan of Domestication, each issued and outstanding SCH Unit was cancelled and entitled the holder thereof to one share of Opendoor Technologies Common Stock that was duly authorized by all requisite corporate action on the part of the Company and was validly issued, fully paid and nonassessable and one-third of one Opendoor Technologies Warrant that was duly authorized by all requisite corporate action on the part of the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Our opinions set forth above are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection, or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Opendoor Technologies Warrants and the Warrant Agreement have been or will be duly authorized, executed and delivered by the parties thereto other than the Company, (b) that such securities constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

January 11, 2021

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP